As filed with the Securities and Exchange Commission on July 24, 2015

Registration No. 333-159810

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6 TO FORM S-4 REGISTRATION STATEMENT NO. 333-159810

UNDER THE SECURITIES ACT OF 1933

DIRECTV
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-4772533 (IRS Employer Identification No.)

2260 East Imperial Highway
El Segundo, California  90245
(310) 964-5000
 (Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Larry D. Hunter, Esq.
General Counsel
DIRECTV Group Holdings, LLC
2260 E. Imperial Highway
El Segundo, California 90245
(310) 964-5000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of DIRECTV, a Delaware corporation (“DIRECTV”) that were registered on the Registration Statement on Form S-4 (No. 333-159810) (the “Registration Statement”) filed with the Securities and Exchange Commission on June 8, 2009, as amended by Amendment No. 1, filed with the Securities and Exchange Commission on July 30, 2009, as further amended by Amendment No. 2, filed with the Securities and Exchange Commission on August 27, 2009, as further amended by Amendment No. 3, filed with the Securities and Exchange Commission on October 2, 2009, as further amended by Amendment No. 4, filed with the Securities and Exchange Commission on October 19, 2009, as further amended by Amendment No. 5, filed with the Securities and Exchange Commission on October 20, 2009, pertaining to the registration of an aggregate of 974,217,920 shares of Class A common stock, $0.01 par value, and 21,806,138 shares of Class B common stock, $0.01 par value.

DIRECTV entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 18, 2014, by and among DIRECTV, AT&T Inc., a Delaware corporation (“AT&T”), and DIRECTV Group Holdings, LLC (formerly known as Steam Merger Sub LLC), a Delaware limited liability company and a wholly owned subsidiary of AT&T (“Merger Sub”), pursuant to which DIRECTV merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of AT&T, upon the terms and subject to the conditions set forth in the Merger Agreement.  The Merger became effective on July 24, 2015.

In connection with the Merger, DIRECTV Group Holdings, LLC, as successor to DIRECTV by virtue of the merger, has terminated all offerings of its securities pursuant to the Registration Statement.  Accordingly, DIRECTV Group Holdings, LLC hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of DIRECTV registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on July 24, 2015.

DIRECTV Group Holdings, LLC
as successor by merger to DIRECTV

By:	/s/ Patrick Doyle
	Name:	Patrick Doyle
	Title:	Chief Financial Officer and Executive Vice President

 No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.